Exhibit 99.1

NeuroBo Pharmaceuticals Strengthens Board of Directors with the Appointment of James P. Tursi, M.D.

BOSTON, November 6, 2023 – NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company on a quest to transform cardiometabolic diseases, today announced the appointment of James P. Tursi, M.D., a pharmaceutical industry veteran, to its Board of Directors, effective November 1, 2023. Dr. Tursi will also serve as a member of the Board’s Nominating and Corporate Governance Committee.

“James is a proven leader, with nearly 20 years in the pharmaceutical industry and over 30 total years of medical experience,” stated Andrew I. Koven, Chairman of NeuroBo’s Board of Directors. “Having served as both chief medical officer and chief scientific officer of a number of companies, over the years, James’ expertise will be valuable as we continue to advance the clinical development of our two unique and promising cardiometabolic assets which address the large nonalcoholic steatohepatitis (NASH) and obesity markets. Specifically, we look forward to his counsel related to our development of DA-1241, a novel G-Protein-Coupled Receptor 119 (GPR119) agonist, currently in a Phase 2a clinical trial for the treatment NASH and, DA-1726, a novel oxyntomodulin (OXM) analogue that acts as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist, for which we expect to file an Investigational New Drug (IND) application in the coming months, with the planned initiation of a Phase 1a safety study during the first half of 2024.”

Dr. Tursi added, “I am honored to join the NeuroBo Board of Directors during such a transformative stage for the Company, especially with multiple near-term milestones on the horizon, which could meaningfully drive shareholder value going forward. As such, I look forward to working closely with the NeuroBo leadership team and my fellow Directors to maximize the potential for the Company’s next generation pharmaceuticals to treat cardiometabolic diseases.”

Dr. Tursi is currently Executive Vice President – Global Research and Development for Endo International plc, which he joined in January 2022. Previously, from April 2020 until January 2022, Dr. Tursi was Chief Scientific Officer U.S. for Ferring Pharmaceuticals. From August 2018 until April 2020, Dr. Tursi served as Chief Medical Officer and Executive Vice President, Research and Development for Antares Pharma Inc. Earlier in his career, Dr. Tursi was the Chief Medical Officer of Aralez Pharmaceuticals Inc., the Chief Medical Officer and Vice President of Clinical Research and Development for Auxilium Pharmaceuticals, Inc., and held positions of increasing responsibility at GlaxoSmithKline plc and Procter & Gamble Pharmaceuticals.

Dr. Tursi practiced medicine and surgery for over 10 years and created a medical education company, I Will Pass®, which assisted physicians in the process of board certification. He earned a Bachelor of Science degree in chemistry and biology from Ursinus College; a Doctor of Medicine from Medical College of Pennsylvania and completed his residency in Gynecology and Obstetrics at the Johns Hopkins Hospital.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company on a quest to transform cardiometabolic diseases. The company is currently developing DA-1241 for the treatment of Non-Alcoholic Steatohepatitis (NASH) and Type 2 Diabetes Mellitus (T2DM), and is developing DA-1726 for the treatment of obesity. DA-1241 is a novel G-Protein-Coupled Receptor 119 (GPR119) agonist, which promotes the release of key gut peptides GLP-1, GIP, and PYY. In preclinical studies, DA-1241 demonstrated positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. DA-1726 is a novel oxyntomodulin (OXM) analogue that acts as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the closing of the offering of securities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercial strategy, the timeline for regulatory submissions, regulatory steps and potential regulatory approval of our current and future product candidates, the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of NeuroBo; the ability to integrate the new product candidates into NeuroBo’s business in a timely and cost-efficient manner; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; our ability to initiate and complete clinical trials on a timely basis; our ability to recruit sites and subjects for our clinical trials; costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; our ability to out-license or sell assets related to our legacy programs; changes in applicable laws or regulations; effects of changes to NeuroBo’s stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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